Exhibit 8(a)

[Davies Ward Phillips & Vineberg LLP]

March 26, 2015

POTASH CORPORATION OF

SASKATCHEWAN INC.

Suite 500

122 – 1st Avenue South

Saskatoon, Saskatchewan

S7K 7G3

RE:	Potash Corporation of Saskatchewan Inc.

Issuance of U.S. $500,000,000 principal amount of 3.000% Notes due April 1, 2025

Ladies and Gentlemen,

1. We have acted as Canadian tax counsel to Potash Corporation of Saskatchewan Inc. (hereinafter referred to as “PCS”) in connection with the issue and sale (hereinafter referred to as the “Offering”) by PCS of U.S. $500,000,000 principal amount of its 3.000% Notes due April 1, 2025 (hereinafter referred to as the “Notes”), under the Registration Statement on Form S-3 filed by PCS with the Securities and Exchange Commission on June 28, 2013 (Registration No. 333-189696) (hereinafter referred to as the “Registration Statement”).

2. You have requested our opinion in regard to the disclosure set forth in the Prospectus Supplement (as hereinafter defined) in the section entitled “Canadian Federal Income Tax Considerations” under the said caption (the said section being hereinafter referred to as the “Canadian Tax Section”).

3. For the purpose of expressing our opinion set forth below, we have examined a copy of each of the following:

(i)	the indenture (hereinafter referred to as the “Indenture”) between PCS and U.S. Bank National Association (as successor trustee to The Bank of Nova Scotia Trust Company of New York), dated as of February 27, 2003;

(ii)	the prospectus supplement dated March 23, 2015 (hereinafter referred to as the “Prospectus Supplement”) to the prospectus dated June 28, 2013 which was part of the Registration Statement (hereinafter referred to as the “Base Prospectus” and together with the Prospectus Supplement, the “Prospectus”);

(iii)	that certain terms agreement among PCS and the underwriters named therein dated March 23, 2015, including the underwriting agreement forming part thereof;

(iv)	a specimen of the global note certificates representing the Notes to be issued by PCS pursuant to the Offering;

(v)	a copy of a resolution adopted by the Board of Directors of PCS on February 20, 2015 authorizing the Chief Financial Officer acting with any one other officer of PCS (hereinafter referred to as the “Authorized Persons”) to establish the terms of the Notes and to authorize the issuance of the Notes (hereinafter referred to as the “Resolution”); and

(vi)	a copy of a document entitled “Potash Corporation of Saskatchewan Inc. Authorization and Issuance of Debt Securities” adopted by the Authorized Persons on March 23, 2015 (hereinafter referred to as the “Officers’ Authorization”);

and we have assumed that the descriptions of the Notes set forth in the Prospectus are, as at the date hereof, true, correct and complete. In such examination, we have assumed the genuineness of all signatures and the conformity to original documents of all documents delivered to us as certified, facsimile or photostatic copies.

4. We have also assumed for the purpose of rendering our opinion set forth below that (i) there are no agreements or understandings, other than the Indenture, the Resolution and the Officers’ Authorization whether in written form or otherwise, pertaining to the repayment by PCS of the Notes; (ii) PCS shall have no obligation to permit the conversion of Notes into common shares or preferred shares of PCS; (iii) the holders of the Notes shall have no special rights in addition to those provided in the Indenture and the Officers’ Authorization upon the occurrence of any particular event; (iv) the Notes shall be issued, subject to receipt by PCS of the purchase price for the Notes; and (v) the amount of payments of principal (and premium, if any) or interest, if any, on the Notes shall not be contingent or dependent on the use of or production from property in Canada or computed by reference to revenue, profit, cash flow, commodity price or any similar criterion or by reference to dividends paid or payable.

5. The opinion expressed below is limited to the federal laws of Canada, as at the date of this opinion letter, and no opinions are expressed herein with respect to any laws of any other jurisdiction.

6. Based upon the foregoing and subject to the assumptions, limitations, qualifications and conditions set out in the Canadian Tax Section, the statements made in the Canadian Tax Section, insofar as they relate to matters of Canadian federal income tax law, constitute a fair summary of the matters so discussed and applicable to a holder of Notes who is neither resident nor deemed to be resident in Canada for purposes of the Income Tax Act (Canada) and the regulations thereunder (hereinafter collectively referred to as the “Act”), and any applicable tax treaty. In preparing the statement contained in such summary, we have taken into account, but can express no opinion on, our understanding of the current published administrative practices and policies of the Canada Revenue Agency, and all specific proposals to amend the Act publicly announced by or on behalf of the Minister of Finance (Canada) prior to the date hereof, which we assume will be enacted substantially as proposed with effect from their respective proposed coming-into-force dates.

7. We consent to the use of our name under the captions “Canadian Federal Income Tax Considerations” and “Legal Matters” in the Prospectus Supplement relating to the Registration Statement. In giving this consent, we do not hereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission.

8. The opinion set forth above is given as of the date hereof and we undertake no responsibility, and expressly disclaim any obligation, to advise you of any changes in the law or the facts which might be brought to our attention subsequent to the date hereof.

9. This opinion is addressed to you and is solely for your benefit and is not to be relied upon by any other person or for any purpose other than in connection with the Offering.

Yours very truly,

/s/ Davies Ward Phillips & Vineberg LLP

Davies Ward Phillips & Vineberg LLP